Exhibit 99.1

News From

Release Date: March 20, 2012

Contact:

Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES ANNOUNCES 4th QUARTER 2011 AND YEAR END 2011 RESULTS

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG), a New Jersey based topical generic drug development and manufacturing company, provided its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights vs. 2010

•

Total Revenues of $2.1 million, increase of 21% over same quarter in 2010

•

Net loss was unchanged at $0.5 million for the fourth quarter of 2011 and 2010

•

Net loss included research and development costs of $578,000 and $574,000 in 2011 and 2010

Year to Date 2011 Highlights vs. 2010

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Total Revenues of $7.8 million, an increase of 28% over 2010

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Net loss was $3.0 million in 2011 as compared to a net loss of $3.4 million in 2010

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Net loss included research and development costs of $2.2 million and $1.5 million in 2011 and 2010

IGI’s President and Chief Executive Officer, Charlie Moore, stated, “We are extremely proud of both 2011’s fourth quarter and full year performance. We did a lot of great things in 2011. We ended the year with three straight quarters of revenue in excess of $2.0 million; we filed three more Abbreviated New Drug Applications (“ANDAs”) for topical generic pharmaceutical drug products; and we executed long term contracts with our two largest customers. We plan to continue to execute our strategic plan to expand our contract manufacturing services business in 2012, and continue to build a portfolio of prescription generic formulations in topical dosage forms and submit another four to six ANDAs in 2012.” IGI has filed five ANDAs to date.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2011 and 2010

(in thousands, except shares and per share information)

	Three months ended December 31,
	2011	2010
Revenues:
Product sales, net	$1,699	$1,349
Research and development income	383	318
Licensing and royalty income	-	41
Other revenue	13	17
Total revenues	2,095	1,725

Costs and Expenses:
Cost of sales	1,433	1,137
Selling, general and administrative expenses	778	745
Product development and research expenses	578	574
Total costs and expenses	2,789	2,456
Operating loss	(694)	(731)
Interest expense	(73)	(8)
Interest and other income, net	2	-
Loss before benefit from income taxes	(765)	(739)
Benefit from income taxes	226	217

Net loss	$(539)	$(522)

Basic and diluted loss per common share	$(.01)	$(.01)

Weighted average shares of common stock outstanding
Basic and diluted	39,498,096	34,951,808

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2011 and 2010

(in thousands, except shares and per share information)

	2011	2010
Revenues:
Product sales, net	$6,729	$5,163
Research and development income	921	666
Licensing and royalty income	100	248
Other revenue	56	17
Total revenues	7,806	6,094

Costs and Expenses:
Cost of sales	5,546	4,989
Selling, general and administrative expenses	3,078	3,226
Product development and research expenses	2,151	1,510
Total costs and expenses	10,775	9,725
Operating loss	(2,969)	(3,631)
Interest expense	(281)	(10)
Interest and other income, net	17	1
Loss before benefit from income taxes	(3,233)	(3,640)
Benefit from income taxes	226	217

Net loss	(3,007)	(3,423)

Preferred stock dividends	-	(1,284)

Net loss attributable to common stockholders	$(3,007)	$(4,707)

Basic and diluted loss per common share	$(.08)	$(.20)

Weighted average shares of common stock outstanding
Basic and diluted	39,448,706	23,822,167

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011 and 2010

(in thousands)

	2011	2010
Cash flows from operating activities:
Net loss	$(3,007)	$(3,423)
Non-cash expenses	1,117	1,311
Changes in operating assets and liabilities	(504)	(901)

Net cash used in operating activities	(2,394)	(3,013)

Net cash used in investing activities	(350)	(195)

Net cash provided by financing activities	542	7,200

Net increase (decrease) in cash and cash equivalents	(2,202)	3,992
Cash and cash equivalents at beginning of year	5,116	1,124
Cash and cash equivalents at end of year	$2,914	$5,116

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,914	$5,116
Accounts receivable, less allowance for doubtful accounts of $16 in 2011	1,197	794
and $10 in 2010
Licensing and royalty income receivable	11	21
Inventories	1,195	816
Other receivables	239	234
Prepaid expenses	130	190
Total current assets	5,686	7,171
Property, plant and equipment, net	2,800	2,769
Restricted cash, long term	54	54
License fee, net	400	500
Debt issuance costs, net	639	800
Other	57	57
Total assets	$9,636	$11,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$629	$341
Accrued expenses	611	476
Deferred income, current	38	58
Capital lease obligation, current	38	32
Total current liabilities	1,316	907

Note payable, related party	500	-
Deferred income, long term	25	29
Capital lease obligation, long term	30	68
Total liabilities	1,871	1,004

Commitments and contingencies

Stockholders’ equity: Series A Convertible Preferred stock, liquidation preference - $500,000 at December 31, 2011 and December 31, 2010	500	500
Series C Convertible Preferred stock, liquidation preference - $1,686,527 at December 31, 2011 and $1,609,027 at December 31, 2010	1,517	1,517
Common stock	415	413
Additional paid-in capital	46,246	45,823
Accumulated deficit	(39,518)	(36,511)
Less treasury stock, 1,965,740 common shares at cost	(1,395)	(1,395)
Total stockholders’ equity	7,765	10,347
Total liabilities and stockholders' equity	$9,636	$11,351

About IGI Laboratories, Inc.

IGI Laboratories is focused in the development and commercialization of products for the dermatology market.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.